Exhibit 3.6

CERTIFICATE OF DESIGNATIONS, PREFERENCES

AND RIGHTS OF

SERIES C CONVERTIBLE PREFERRED STOCK

of

REGEN BIOLOGICS, INC.
* * * *

     ReGen Biologics, Inc., a Delaware corporation (hereinafter called the “Company”), hereby certifies that, pursuant to the authority expressly vested in the Board of Directors of the Company by the Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and in accordance with the provisions of Sections 103 and 151 of the General Corporation Law of the State of Delaware, the Board of Directors has duly adopted the following resolutions:

     RESOLVED, that, pursuant to Article FOURTH of the Certificate of Incorporation (which authorizes 60,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”)), the Board of Directors hereby fixes the number of shares, powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of Preferred Stock to be designated as Series C Convertible Preferred Stock (“Series C Preferred Stock”);

     RESOLVED, that each share of such Series C Preferred Stock established hereby shall rank equally in all respects and shall be subject to the following provisions:

     1.     Number and Designation. 30,000,000 shares of the Preferred Stock of the Company shall be designated as Series C Preferred Stock.

     2.     Rank. The Series C Preferred Stock shall, with respect to rights on liquidation, dissolution and winding up, (i) rank senior to all classes of the Company’s common stock, $0.01 par value per share (“Common Stock”) and to each other class of capital stock of the Company or series of Preferred Stock established hereafter by the Board of Directors of the Company, the terms of which do not expressly provide that it ranks on a parity with or senior to the Series C Preferred Stock as to rights on liquidation, winding-up and dissolution of the Company (the securities in this clause (i) collectively referred to as “Junior Securities”); (ii) rank on a parity with the Company’s Series A Preferred Stock, par value $0.01 per share (“Series A Preferred Stock”), and each other class of capital stock of the Company or series of Preferred Stock of the Company established hereafter by the Board of Directors of the Company, the terms of which expressly provide that such class or series will rank on a parity with the Series C Preferred Stock as to rights on liquidation, winding-up and dissolution (the securities in this clause (ii) collectively referred to as “Parity Securities”); and (iii) rank junior to each other class of capital stock of the Company or series of Preferred Stock of the Company established hereafter by the Board of Directors of the Company, the terms of which expressly provide that such class or series will rank senior to the Series C Preferred Stock as to rights on liquidation, winding-up and dissolution (the securities in this clause (iii) collectively referred to as “Senior Securities”); provided, however, that the Company may not establish a class or series of Senior Securities or Parity Securities unless the Company shall have first obtained the consent of the holders of a majority of the outstanding shares of Series C Preferred Stock (“Majority Consent”) and, if necessary, the consent of the holders of a majority of any other series of Preferred Stock outstanding. The respective definitions of Junior Securities, Parity Securities and Senior Securities shall also include any rights, options, or warrants to subscribe for, purchase, or otherwise acquire Junior Securities, Parity Securities and Senior Securities, and any indebtedness, shares or other securities convertible into or exchangeable for Junior Securities, Parity Securities and Senior Securities as the case may be.

     3.     Dividends. If dividends in respect of the Company’s Common Stock, $0.01 par value (the “Common Stock”), are declared by the Board of Directors out of funds legally available for that purpose, then the holders of Series C Preferred Stock shall be entitled to receive such dividends in respect of each share of Series C Preferred Stock in such amount as the holder thereof would have received if such holder’s shares of Series C Preferred Stock would have been converted into shares of Common Stock pursuant to Section 8 hereof immediately prior to the record date for payment of any such dividend.

     4.     Liquidation Preference. In accordance with, and upon the occurrence of an event described in, Section 5 below, the holder of each share of Series C Preferred Stock shall be entitled to receive an amount per share equal to $0.4481 (which amount shall be subject to adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Series C Preferred Stock) (the “Liquidation Value”), plus any declared but unpaid dividends accrued through such date.

     5.     Liquidation Rights. (a) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities and after and subject to the payment in full of all amounts required to be distributed to the holders of the Senior Securities in the event of any liquidation, dissolution, dissolution or winding up of the Company, the holder of each share of Series C Preferred Stock and any Parity Securities shall be entitled to receive an amount per share equal to the Liquidation Value of such share on the date of distribution, and such holders shall not be entitled to any further payment; provided, however, if upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable after payment in full of the Senior Securities shall be insufficient to pay in full the preferential amount aforesaid to the Series C Preferred Stock and the liquidating payments on any Parity Securities, then the assets of the Company, or the proceeds thereof, shall be distributed among the holders of shares of Series C Preferred Stock and any such Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of Series C Preferred Stock and any such Parity Securities if all amounts payable thereon were paid in full.

          (b) Subject to the rights of the holders of any Parity Securities, after payment shall have been made in full to the holders of the Series C Preferred Stock, as provided in this paragraph 5, any other series or class or classes of Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid and distributed to holders of capital stock of the Company.

          (c) Notwithstanding anything to the contrary, in the event of a sale by the Company of all or substantially all of its assets, or a merger or consolidation of the Company as a result of which the stockholders of the Company own less than 50% of the surviving entity, each holder of shares of the Series C Preferred Stock shall be entitled to treat such event as a liquidation of the Company and to demand that the Company pay such holder the Liquidation Value of all, but not less than all, of such holder’s shares of Series C Preferred Stock upon the surrender of such Series C Preferred Stock to the Company.

     6.     Voting Rights. The holders of record of shares of Series C Preferred Stock shall be entitled to the following voting rights:

          (a) those voting rights required by applicable law (including the right to vote as a separate class when required by law); and

          (b) the right to vote together with the holders of the Common Stock on an “as converted basis” upon any matter submitted to such holders for a vote.

          (c) (i) Each issued and outstanding share of the Series C Preferred Stock shall be entitled to one vote if entitled to vote as a separate class and the holders of a majority in interest of the Series C Preferred Stock entitled to vote shall bind the entire class of Series C Preferred Stock. The Company shall give the holders of the Series C Preferred Stock at least 10 days’ prior notice of any matter to be submitted to such holders for a vote as a separate class.

          (ii) If the holders of the Series C Preferred Stock are voting together with the holders of the Common Stock, each holder of the Series C Preferred Stock shall be entitled to such number of votes equal to the whole number of shares of Common Stock which would be issuable upon conversion of such holders’ shares of Series C Preferred Stock immediately after the close of business on the record date established by the Company for a stockholder’s meeting or if no such date is established, the date immediately preceding the date of the stockholders’ written consent in lieu of a meeting. The Company shall give the holders of the Series C Preferred Stock the same notice it gives to the holders of Common Stock on issues on which the Series C Preferred Stock and Common Stock vote together and if the action is to be taken by written consent, at least one business day prior to the date of this written consent.

     7.     No Preemptive Rights. The holders of Series C Preferred Stock shall have no preemptive rights.

     8.     Conversion. (a) Mandatory Conversion Upon Qualified Offering. All outstanding shares of Series C Preferred Stock shall be converted into Common Stock automatically, and without further action by any party, immediately upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 covering the offer and sale of Common Stock by the Company to the public that results in gross cash proceeds to the Company of at least $10,000,000 and assumes a minimum valuation of the Company of $50,000,000 (a “Qualified Offering”). One share of Common Stock (subject to adjustment in accordance with paragraph 8(g)) shall be deliverable upon the conversion of each share of Series C Preferred Stock on the date on which the Qualified Offering is consummated. No notice delivered by the Company pursuant to paragraph 8(h) will limit in any way the holders’ obligations to convert pursuant to this paragraph 8(a).

          (b) Conversion at the Option of the Holder. Subject to the provisions of this paragraph 8, each holder of shares of Series C Preferred Stock shall have the right, at any time and from time to time, at such holder’s option, to convert its outstanding shares of Series C Preferred Stock, in whole or in part, into fully paid and non-assessable shares of Common Stock. One share of Common Stock (subject to adjustment in accordance with paragraph 8(g)) shall be deliverable upon the conversion of each share of Series C Preferred Stock pursuant to this paragraph 8(b). No notice delivered by the Company pursuant to paragraph 8(h) will limit in any way the holders’ rights to convert pursuant to this paragraph 8(b). In order to exercise the conversion privilege set forth in this paragraph 8(b), the holder of the shares of Series C Preferred Stock to be converted shall surrender the certificate representing such shares at the office of the Company, with a written notice of election to convert completed and signed, specifying the number of shares to be converted. Each conversion pursuant to this paragraph 8(b) shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series C Preferred Stock shall have been surrendered and such notice received by the Company as aforesaid, and the person in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby at such time on such date. Effective upon such conversion, the shares of Series C Preferred Stock so converted shall no longer be deemed to be outstanding, and all rights of a holder with respect to such shares surrendered for conversion shall immediately terminate except the right to receive the Common Stock and other amounts payable pursuant to this paragraph 8.

          (c) (i) Unless the shares issuable on conversion pursuant to this paragraph 8 are to be issued in the same name as the name in which such shares of Series C Preferred Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Company, duly executed by the holder or the holder’s duly authorized attorney, and an amount sufficient to pay any transfer or similar tax subject to subsection (e) below for such transfer.

(ii) As promptly as practicable after the surrender by the holder of the certificates for shares of Series C Preferred Stock as aforesaid, the Company shall issue and shall deliver to such holder, or on the holder’s written order to the holder’s transferee, a certificate or certificates for the whole number of shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions of this paragraph 8 and a certificate or certificates for the whole number of shares of Series C Preferred Stock not converted under this paragraph 8(b), if any.

(iii) All shares of Common Stock delivered upon conversion of the Series C Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.

          (d) (i) The Company covenants that it will at all times reserve and keep available, free from preemptive rights, such number of its authorized but unissued shares of Common Stock as shall be required for the purpose of effecting conversion of the Series C Preferred Stock. (ii) Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Series C Preferred Stock, the Company shall comply with all applicable federal and state laws and regulations that require action to be taken by the Company, including any qualification or listing of the Common Stock to the extent the Company’s Common Stock is so qualified and listed.

          (e) The Company shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversion of the Series C Preferred Stock pursuant hereto.

          (f) In connection with the conversion of any shares of Series C Preferred Stock, no fractional shares of Common Stock shall be issued, but in lieu thereof the Company shall round up any fractional shares to the nearest whole number of shares of Common Stock if the fraction is .5 or above and round down if the fraction is below .5.

          (g) (i) In case the Company shall at any time after the first date of issue of the Series C Preferred Stock declare a dividend or make a distribution on Common Stock payable in Common Stock, subdivide or split the outstanding Common Stock, combine or reclassify the outstanding Common Stock into a smaller number of shares or consolidate with, or merge with or into, any other entity, or engage in any reorganization, reclassification or recapitalization that is effected in such a manner that the holders of Common Stock are entitled to receive stock, securities, cash or other assets with respect to or in exchange for Common Stock, then the kind and amount of stock, securities, cash or other assets issuable upon conversion of the Series C Preferred Stock in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, split, combination, consolidation, merger, reorganization, reclassification or recapitalization shall be adjusted so that the conversion of the Series C Preferred Stock after such time shall entitle the holder to receive the aggregate number of shares of Common Stock or securities, cash and other assets that, if the Series C Preferred Stock had been converted immediately prior to such time, such holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, distribution, subdivision, split, combination, consolidation, merger, reorganization, reclassification or recapitalization. Such adjustment shall be made successively whenever any event listed above shall occur.

(ii) All calculations under this paragraph 8(g) shall be made to the nearest four decimal points.

(iii) In the event that, at any time as a result of the provisions of this paragraph 8(g), the holder of the Series C Preferred Stock upon subsequent conversion shall become entitled to receive any securities other than Common Stock, the number and kind of such other securities so receivable upon conversion of the Series C Preferred Stock shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein.

          (h) The holders of Series C Preferred Stock shall be notified of all adjustments pursuant to this paragraph 8 promptly following the making thereof and such notice shall be accompanied by a schedule of computations of the adjustments.

     9.     Redemption.

          (a) Satisfaction of Redemption Threshold. To the extent permitted by the General Corporation Law of the State of Delaware, and subject to the provisions of any agreements between the Company and financial institutions in connection with commercial credit arrangements which may restrict or limit the Company’s ability to redeem the Series C Preferred Stock that are unanimously approved by the Board of Directors , the Company shall, at any date from and after the date of the 7th anniversary of the issuance and delivery of the Series C Preferred Stock, and only upon the Company’s receipt of written requests (individually, a “Redemption Notice” and collectively, the “Redemption Notices”) from the holders of not less than a majority of the Series C Preferred Stock (the “Redemption Threshold”) to redeem such holder’s shares of Series C Preferred Stock, redeem all, but not less than all, of the shares of the Series C Preferred Stock at a per share redemption price equal to the Liquidation Value (the “Redemption Price”) (which amount shall be subject to adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Series C Preferred Stock).

     The Redemption Notice shall be in writing and shall be delivered to the Company’s principal place of business via certified mail, return receipt requested. The Redemption Notice may also be delivered to the Company by any other means of delivery, the evidence of the Company’s receipt of which is acknowledged by the

Company and can be independently established. Promptly following the satisfaction of the Redemption Threshold, the Company shall cause a written notice thereof to be mailed, via first class mail, to all holders of Series C Preferred Stock (the “Notice of Satisfaction of Redemption Threshold”).

     Promptly following its provision of the Notice of Satisfaction of Redemption Threshold, the Company shall redeem all, but not less than all, of the Series C Preferred Stock at the Redemption Price, pro-rata among all of the holders of the Series C Preferred Stock, in the following manner: one-third (1/3) of the issued and outstanding shares of Series C Preferred Stock shall be redeemed on the sixtieth (60th) day following the Notice of Satisfaction of Redemption Threshold (“Phase I of the Redemption”); one-third (1/3) of the issued and outstanding shares of Series C Preferred Stock shall be redeemed on the first anniversary of Phase I of the Redemption (“Phase II of the Redemption”); and one-third (1/3) of the issued and outstanding shares of the Series C Preferred Stock shall be redeemed on the second anniversary of Phase I of the Redemption (“Phase III of the Redemption”).

     As a condition of receipt of the Redemption Price for any shares of Series C Preferred Stock, each holder of shares of Series C Preferred Stock shall have delivered, or caused to have been delivered to the Company’s principal office, or such other office or agency maintained for that purpose, a certificate or certificates representing the holder’s number of shares of Series C Preferred Stock eligible for redemption (which shall be in accordance with the Phases enumerated in the immediately preceding paragraph). If less than the full number of shares of Series C Preferred Stock represented by any holder’s share certificate are eligible for redemption according to the Phases outlined in the immediately preceding paragraph, then a new certificate or certificates, of like tenor, shall be prepared and delivered to the holder for such number of shares of Series C Preferred Stock represented by the original certificate presented to the Company for redemption, less the shares of Series C Preferred Stock to be redeemed in accordance with the applicable Phase.

          (b) Satisfaction of Series A Redemption Threshold. In the event that the Company is required pursuant to the terms of the Series A Preferred Stock to redeem shares of Series A Preferred Stock, the Company shall promptly cause a written notice thereof to be mailed, via first class mail, to all holders of Series C Preferred Stock (the “Notice of Satisfaction of Series A Redemption Threshold”). To the extent the Company is permitted to redeem the Series A Preferred Stock, the Company shall, upon the Company’s receipt of a written request (a “Redemption Notice”) from any holder of Series C Preferred Stock, redeem all, but not less than all, of the shares of the Series C Preferred Stock held by such holder at the Redemption Price (which amount shall be subject to adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Series C Preferred Stock).

     The Redemption Notice shall be in writing and shall be delivered no later than forty-five (45) days following the date of the Notice of Satisfaction of the Series A Redemption Threshold to the Company’s principal place of business via certified mail, return receipt requested. The Redemption Notice may also be delivered to the Company by any other means of delivery, the evidence of the Company’s receipt of which is acknowledged by the Company and can be independently established.

     The Company shall redeem all, but not less than all, of the shares of Series C Preferred Stock held by any holder delivering a Redemption Notice, at the Redemption Price, in the following manner: one-third (1/3) of the holder’s shares of Series C Preferred Stock shall be redeemed on the sixtieth (60th) day following the Notice of Satisfaction of Series A Redemption Threshold (“Phase I of the Series A Redemption”); one-third (1/3) of the holder’s shares of Series C Preferred Stock shall be redeemed on the first anniversary of Phase I of the Redemption (“Phase II of the Series A Redemption”); and one-third (1/3) of the holder’s shares of the Series C Preferred Stock shall be redeemed on the second anniversary of Phase I of the Redemption (“Phase III of the Series A Redemption”). In no event shall any redemption payment be made to any holder of Series A Preferred Stock unless all payments to be made to the holders of Series C Preferred Stock under this Section 9(b) are made concurrently with the payments made to the holders of the Series A Preferred Stock.

     As a condition of receipt of the Redemption Price for any shares of Series C Preferred Stock, such holder of shares of Series C Preferred Stock shall have delivered, or caused to have been delivered to the Company’s principal office, or such other office or agency maintained for that purpose, a certificate or certificates representing the holder’s number of shares of Series C Preferred Stock eligible for redemption (which shall be in accordance with the Phases enumerated in the immediately preceding paragraph). If less than the full number of shares of Series C Preferred Stock represented by any holder’s share certificate is eligible for redemption according to the Phases outlined in the immediately preceding paragraph, then a new certificate or certificates, of like tenor, shall be prepared and delivered to the holder for such number of shares of Series C Preferred Stock represented by the original certificate presented to the Company for redemption, less the shares of Series C Preferred Stock to be redeemed in accordance with the applicable Phase.

          (c) Series A Repurchase. In the event that the Company enters into an agreement with the holders of Series A Preferred Stock to repurchase, redeem or retire all or part of the outstanding shares of Series A Preferred Stock (a “Series A Repurchase Agreement”), the Company shall promptly cause a written notice thereof to be mailed, via first class mail, to all holders of Series C Preferred Stock (the “Notice of Series A Repurchase”). To the extent permitted by the General Corporation Law of the State of Delaware, the Company shall, upon the Company’s receipt of a written request (each a “Repurchase Notice” and collectively, the “Repurchase Notices”) from any holder of Series C Preferred Stock, redeem all, but not less than all, of the shares of the Series C Preferred Stock held by such holder at the same price (the “Repurchase Price”) and on the same terms as set forth in the Series A Repurchase Agreement.

     The Repurchase Notice shall be in writing and shall be delivered no later than forty-five (45) days following the date of the Notice of Series A Repurchase to the Company’s principal place of business via certified mail, return receipt requested. The

Repurchase Notice may also be delivered to the Company by any other means of delivery, the evidence of the Company’s receipt of which is acknowledged by the Company and can be independently established.

     The Company shall repurchase all or a pro rata portion of the shares of Series C Preferred Stock held by a holder delivering a Repurchase Notice at the same price and on the same terms as set forth in the Series A Repurchase Agreement. In no event shall any repurchase payment be made to any holder of Series A Preferred Stock unless all payments to be made to the holders of Series C Preferred Stock under this Section 9(c) are made concurrently with the payments made to the holders of the Series A Preferred Stock.

     As a condition of receipt of the Repurchase Price for any shares of Series C Preferred Stock, such holder of shares of Series C Preferred Stock shall have delivered, or caused to have been delivered to the Company’s principal office, or such other office or agency maintained for that purpose, a certificate or certificates representing the holder’s number of shares of Series C Preferred Stock eligible for repurchase (which shall be in accordance with the terms of the Series A Repurchase Agreement). If less than the full number of shares of Series C Preferred Stock represented by any holder’s share certificate is eligible for repurchase, then a new certificate or certificates, of like tenor, shall be prepared and delivered to the holder for such number of shares of Series C Preferred Stock represented by the original certificate presented to the Company for repurchase, less the shares of Series C Preferred Stock to be repurchased in accordance with the terms of the Series A Repurchase Agreement.

     10.     Amendments and Other Actions. So long as shares of Series C Preferred Stock are outstanding, the Company shall not, without first obtaining the Majority Consent (by vote or written consent) of Series C Preferred Stock, alter or change the rights, preferences or privileges of the Series C Preferred Stock or any other capital stock of the Company so as to adversely affect the Series C Preferred Stock. Notwithstanding the foregoing, and unless otherwise required by applicable law, the Company when authorized by resolutions of its Board of Directors may amend or supplement its Certificate of Incorporation without the consent of any holder of Series C Preferred Stock or any holder of Common Stock to cure any ambiguity, defect or inconsistency in this Certificate of Designations that establishes the Series C Preferred Stock.

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IN WITNESS WHEREOF, ReGen Biologics, Inc. has caused this Certificate of
Designations to be signed by the undersigned this      day of September, 2003.

REGEN BIOLOGICS, INC.

By:
Name:
Title:

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